EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the inclusion in this Registration Statement of Regnum Corp. (the “Company”) on Form S-1 of my report dated December 14, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to my audit of the balance sheet as of December 31, 2016, and the statements of operations, stockholders’ deficit and cash flows for the period from March 31, 2016 (inception) to December 31, 2016, which report appears in the Prospectus, which is part of this Registration Statement.

I also consent to the reference to me under the caption “Experts” in the Registration Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ

December 14, 2017